Exhibit 99.1

Envirokare Tech, Inc. Announces Patent Issuance to LRM Industries, LLC

New York, New York – April 26, 2007 - ENVIROKARE TECH, INC. (OTCBB: ENVK) is pleased to announce the issuance of an additional patent by the United States Patent and Trade Office (USPTO) to its joint venture interest, LRM Industries, LLC.  The patent relates to the state-of-the-art TPF ThermoPlastic Flowforming™ process and technology that produces proprietary long-fiber reinforced and nonreinforced thermoplastic products.

US Patent 7208219 was issued to LRM Industries supporting the case of a broad filing, which contains product by process claims covering fiber length retention and various product properties imparted to the molded article by the TPF ThermoPlastic Flowforming ™ process.

"Today's announcement of an additional patent issuance relating to our TPF ThermoPlastic Flowforming™ technology and process is a big positive for our shareholders and the LRM Industries, LLC joint venture," stated Louis F. Savelli, Envirokare's Chairman and CEO.  "The patent enhances and extends protections for our proprietary technology and process, which we believe will provide significant additional market opportunities to our joint venture in the future.  On behalf of Envirokare management and our shareholders I want to take this opportunity to thank all those involved in contributing to the development of the technology covered by this patent, and for their continued good work in furthering the technological foundation of our LRM Industries, LLC joint venture."

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LRM Industries, LLC was formed to commercialize TPF ThermoPlastic Flowforming™ technology through development, manufacturing and licensing.  LRM is a joint venture of Nova Chemicals, Inc. and Envirokare Composite Corporation (a unit of Envirokare Tech, Inc.).

TPF ThermoPlastic Flowforming™ is an emerging process technology for the low pressure, fully automated molding of long-fiber-reinforced (LFRT) and nonreinforced thermoplastic large structural parts providing enhanced mechanical properties through, with respect to LFRT parts, the randomization and preservation of fiber length in molded parts.  LFRT and nonreinforced molded products represent two of the fastest growing segments of the worldwide molded plastics market with applications replacing conventional materials such as steel, aluminum, wood, fiberglass and cement, in nearly all major industrial market segments.  The worldwide market for LFRT and nonreinforced products is estimated to be a multi-billion pound opportunity with double-digit growth rates currently and into the future.  The enhanced mechanical properties of TPF ThermoPlastic Flowforming™  molded products, coupled with low material costs (including the use of recycled polymers) and low conversion costs, make TPF ThermoPlastic Flowforming™  patented technology a strong contender for this multi-billion pound opportunity. TPF ThermoPlastic Flowforming™ is a trademark of LRM Industries, LLC.

Envirokare welcomes inquiries regarding their products and programs.  Interested parties are also directed to the SEC's EDGAR informational system to obtain currently filed Envirokare corporate information.

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This letter contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 (the "Act").  In particular, when used in the preceding discussion, the words "plan," "confident that," "anticipate," "believe," "expect," "intend to," and similar conditional expressions are intended to indemnify forward-looking statements within the meaning of the Act and are subject to the safe harbor created by the Act.  Such statements are subject to certain risks and uncertainties, and actual results could differ materially from those expressed in any forward-looking statements.  Such risks and uncertainties include, but are not limited to, market conditions, competitive factors, the ability to successfully complete additional financings, and other risks.